Exhibit 99.1
FOR IMMEDIATE RELEASE
GNC NAMES DAVID P. BERG AS CHIEF OPERATING OFFICER
Pittsburgh, June 8, 2010 — General Nutrition Centers, Inc. (GNC) today announced that David P. Berg has been named Chief Operating Officer, a new title for the global specialty retailer of nutritional products. Mr. Berg had been Executive Vice President, Global Business Development and Chief Operating Officer for GNC’s international operations. In his new role, Mr. Berg will continue to directly report to GNC’s Chief Executive Officer, Joe Fortunato.
“David has already proven to be an excellent addition to the GNC senior management team, and we are confident that he will bring added value to our organization in his new role as GNC’s COO,” said Mr. Fortunato.
Prior to joining GNC, Mr. Berg was the Executive Vice President and Chief Operating Officer for Best Buy International from 2008 to 2009, after earlier serving as a Vice President and Senior Vice President for Best Buy from 2002 to 2008. From 2001 to 2002, he was the President and Chief Operating Officer, International Division for the United Kingdom-based office equipment and solutions company Danka Business Systems, after earlier serving as Danka’s Executive Vice President overseeing worldwide legal, corporate development, human resources and its real estate function in the U.S. In other corporate experience, Mr. Berg has been Senior Vice President and a board member for Comdial Corporation; President and Chief Operating Officer for iPool.com; and Senior Vice President for Nordic Track, Inc. Mr. Berg started his career with Bell South Corporation, where for eight years he was a Corporate Attorney.
About GNC
GNC, headquartered in Pittsburgh, Pa., a leading global specialty retailer of nutritional products including vitamin, mineral, herbal and other specialty supplements and sports nutrition, diet and energy products. As of March 31, 2010, GNC has more than 7,000 locations, of which more than 5,450 retail locations are in the United States (including 901 franchise and 1,923 Rite Aid franchise store-within-a-store locations) and franchise operations in 49 countries. The Company — which is dedicated to helping consumers Live Well — also offers products and product information online at www.gnc.com.
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